UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

Brush Engineered Materials Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17876 St. Clair Avenue, Cleveland, Ohio		44110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2005, the Organization and Compensation Committee (the "Committee") of the Board of Directors of Brush Engineered Materials Inc. (the "Company") adjusted executive officers' salary levels effective January 1, 2006. The changes for the executive officers named in the Company's 2005 Proxy Statement (other than Gordon Harnett, President and Chief Executive Officer, whose salary will remain at $623,700) will be as follows:

Richard J. Hipple, President and Chief Operating Officer: from $325,000 to $365,000;

John D. Grampa, Vice President Finance and Chief Financial Officer: from $280,000 to $289,800;

Daniel A. Skoch, Senior Vice President, Administration: from $280,000 to $289,800.

The Committee also determined to increase the percentage of Mr. Hipple's base pay to be used to establish target payouts under future long-term incentive plans from 45% to 70% and approved reimbursement to Mr. Hipple for initiation fees and annual club dues for two clubs. The expected cost of these reimbursements in 2006, together with related tax gross-ups, totals $107,524.

SPECIAL AWARDS

In 2002 the Company discontinued its Supplemental Retirement Benefit Plan for Mr. Grampa and Mr. Skoch in exchange for amounts paid in settlement of the Company's obligation. As a result, their retirement benefits are limited to the amounts provided by the qualified pension plan. At its December 6, 2005 meeting, consistent with prior years, the Committee exercised its discretion to authorize special awards in lieu of a supplemental plan for Mr. Grampa in the amount of $38,311 and for Mr. Skoch in the amount of $79,544, payable on January 2, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.

December 12, 2005	By:	Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer and Secretary